MET-PRO CORPORATION
Moderator: Kevin Bittle
09-06-12/11:00 a.m. ET
Confirmation # 17040712

MET-PRO CORPORATION

Moderator:     Kevin Bittle
September 6, 2012
11:00 a.m. ET

Operator:
Good morning, my name is Lashonda and I will be your conference operator today.  At this time, I would like to welcome everyone to the Met-Pro second quarter results conference call.  All lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question and answer session.  If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.

Thank you, Mr. Kevin Bittle you may begin your conference.

Kevin Bittle:
Good morning and welcome to Met-Pro Corporation’s earnings conference call for the second quarter ended July 31st, 2012.  My name’s Kevin Bittle and I’m with the Company’s Creative Services Department.  With me on our call this morning are Ray De Hont, our chairman, chief executive officer and president, and Neal Murphy, our vice president of finance and chief financial officer.

Before we begin, I’d like to remind you that any statements made today with regards to our future expectations may constitute forward looking statements within the meaning of the private securities litigation reform act of 1995.  Please refer to our annual report for the fiscal year ended January 31st, 2012, that was filed with the SEC, for important factors that, among others, could cause our actual results to differ from any results that might be projected, forecasted or estimated in any of our forward-looking statements.  With that, I will now turn the call over to Ray.  Ray?

MET-PRO CORPORATION
Moderator: Kevin Bittle
09-06-12/11:00 a.m. ET
Confirmation # 17040712

Ray De Hont:
Thank you, Kevin.

Good morning everyone and welcome again from Harleysville, Pennsylvania.  Earlier this morning, we released our financial results for the second quarter of fiscal 2013, which ended on July 31st, 2012.  I hope all of you have had the opportunity to review them.

In a moment, Neal Murphy will provide more specific comments on the quarter’s financial results, but first I’d like to offer my perspective on our performance.

The significant increase in net sales and growth in bookings and backlog in the quarter are strong indicators that our marketing strategy has been effective in increasing share in our targeted end markets.

Net sales were the highest for a second quarter since fiscal year 2009, up 21 percent when compared with the second quarter last year.  The growth was broad based, with all of our businesses achieving year-over-year revenue growth.

Margin erosion on a small number of contracts in our Product Recovery/Pollution Control Technologies segment, which was due primarily to a combination of strategic decisions to penetrate new customers and markets, compounded by execution errors resulting from “growing pains,” led to a decrease in both segment and consolidated gross margins in the quarter.

Operating income and earnings for the quarter both increased when compared with the same period last year, as reduced SG&A expenses as a percentage of sales offset some of the reduction in our gross profit margin.

Global demand for our products remained solid during the quarter, as we continue to make progress penetrating new markets and expanding our customer base with contract wins and strategic new accounts.  As a result, the Company’s backlog has increased by 29 percent when compared with the same point last year.

MET-PRO CORPORATION
Moderator: Kevin Bittle
09-06-12/11:00 a.m. ET
Confirmation # 17040712

In summary, the second quarter represented continued progress implementing our strategy to more effectively market our broad portfolio of proven solutions to high growth opportunities in the target markets of air, water, specialty liquids, and alternative energy, both domestically and internationally.  Though conditions in many of these markets have felt the effect of the slowdown in global economic growth, we achieved a significant increase in revenues by gaining market share.  And, despite the challenges to some isolated contracts, we were able to increase earnings while implementing a number of changes we are confident will improve future performance.

Before turning the call over to Neal, I am pleased to announce that the Board of Directors declared a quarterly dividend of 7.1 cents per share payable September 14th, 2012, to shareholders of record at the close of business on August 31st, 2012.  This is the 21st consecutive year that Met-Pro Corporation has paid a cash dividend.  Neal?

Neal Murphy:
Thank you, Ray, and good morning, everyone.

Met-Pro reported second quarter 2013 sales of $28 million, up 21 percent from last year’s second quarter net sales of $23.1 million.

Net sales in our Product Recovery and Pollution Control Technologies reporting segment for the second quarter were $13.2 million, up 37 percent from $9.6 million in the second quarter a year ago.  As Ray mentioned in his opening remarks, performance in the segment was adversely affected by three specific contracts in our Met-Pro Environmental Air Solutions business unit that in the aggregate contributed approximately $2.0 million of revenue with negative gross profit.  These contracts came in over 600,000 dollars below our expectations at the gross profit line.  Fortunately, our issues were substantially isolated to these three contracts, and they are essentially behind us as of the end of the quarter.

Net sales in our Fluid Handling Technology reporting segment in the second quarter were $8.3 million, up 12 percent compared with $7.4 million in the second quarter a year ago.  Fluid Handling Technologies operating margins remain very strong, rising to 28.4 percent in the quarter, compared with 25.7

MET-PRO CORPORATION
Moderator: Kevin Bittle
09-06-12/11:00 a.m. ET
Confirmation # 17040712

percent for the second quarter of last year. Margin improvements in the quarter were primarily attributable to increased volumes that enabled better fixed cost leverage.

Our Mefiag Filtration Technologies reporting segment achieved a 10 percent revenue increase in the second quarter.  Operating margins in the quarter were 10.4 percent, a very nice improvement compared with 5.3 percent in the second quarter a year ago, and driven by higher throughput and cost control.

Net sales in our Filtration and Purification Technologies segment in the quarter were $3.0 million, up four percent compared with the second quarter of last year.  Although Keystone Filters made progress, the ongoing struggles of municipalities remains a drag on our Pristine Water Solutions business.

For the second quarter, we reported consolidated gross profit margins of 31.1 percent, down from 35.2 percent in the second quarter of last year, reflecting the impact of performance in our Product Recovery/Pollution Control Technologies segment.

Total selling, general and administrative expenses in the quarter were up six percent from the second quarter of last fiscal year, and were 22.4 percent of revenue, as compared with 25.6 percent in the prior year second quarter.

SG&A expenses were also markedly lower as compared with the first quarter of this year, which included one-time costs associated with a change of finance leadership.  The SG&A run rate, at 22 to 23 percent of revenues, is likely to continue for the remainder of this year, and to trend downward over the longer term.

For the quarter, our operating margin was at 8.6 percent of sales, compared with 9.6 percent in the second quarter of last year, again a function of lower gross profit margins.

We reported net income of $1.6 million or 11 cents per diluted share for the quarter, increases of nine percent and 10 percent respectively from a year ago.

MET-PRO CORPORATION
Moderator: Kevin Bittle
09-06-12/11:00 a.m. ET
Confirmation # 17040712

Met-Pro’s balance sheet remains strong, with cash on hand and short-term investments at July 31st, 2012, of $32.2 million, and debt levels dropping to $3.1 million.

Cash from operations is approximately $1.0 million below last year, primarily due to the timing of working capital investments.

That concludes my remarks, and I will now turn the call back to Ray for some closing comments.

Ray De Hont:
Thank you, Neal.  Just a few concluding thoughts before we open the call to your questions.

During the second quarter, we continued to achieve our strategic objective to grow market share, as demonstrated in our significant increases in revenues, new order bookings and backlog.  These are all signs of a healthy organization that is effectively leveraging its strong global brand.

Moving forward, we will continue to implement our strategic plan while addressing the challenges posed by growing pains, to better utilize our resources and improve returns for our shareholders.

As we stated numerous times in the past, quarter to quarter results can be lumpy.  For the second half of the year, we anticipate margins to be more in line with historical levels, which together with our strong backlog and active pipeline of new opportunities, allows us to remain optimistic entering our third quarter.  We expect the second half of the year will be considerably better than the first half, and we anticipate our full year results will exceed last year.

We remain confident that over the long term, Met-Pro Corporation is well positioned to capitalize on the very powerful trends toward global environmental stewardship, energy efficiency and process improvement.

I’d like to thank the many loyal, dedicated and talented employees who have contributed to our success, as well as thank our shareholders for their

MET-PRO CORPORATION
Moderator: Kevin Bittle
09-06-12/11:00 a.m. ET
Confirmation # 17040712

continued support. I’d also like to thank all of you for your participation in today’s call. I’ll now turn the call back to Kevin Bittle.

Kevin Bittle:	Thank you, Ray. At this time, we’d welcome any questions you may have. I’d like to ask our operator, Lashonda, to provide instructions for this portion of the call.

Operator:	To ask a question, please press star one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. And your first question comes from the line of William Bremer.

William Bremer:	From The Maxim Group, good morning, gentlemen.

Ray De Hont:	Hi, Bill.

Neal Murphy:	Good morning, Bill.

William Bremer:
Good morning, Ray, good morning, Neal.  All right, let’s go right into the three projects here, OK?  Can you tell me what exactly occurred here?  I know it’s behind you.  It seems as though, through your commentary, that these were potentially new contracts with new customers, maybe they were bid a little bit more competitively, but you know, to have a 37 percent top line growth in a segment and not see that leveraged, concerns us.

Ray De Hont:
Bill, you know, as I mentioned, we did strategically go after these projects, as far as to penetrate new customers and markets.  So they were at somewhat lower margins to begin with.  This was compounded by some execution problems on these contracts, which was not up to our standards.  It was like a perfect storm, we had a number of these projects hit all at once, and as a result that’s where you get the – where I made the comment, growing pains.  We need to do a better job up front working with the customer on the up front execution, as well as managing the project and coordinating with our vendors.

So you had a little bit of problems in each of those areas that we’ve made adjustments in our organization, we’ve put things in place to prevent this from

MET-PRO CORPORATION
Moderator: Kevin Bittle
09-06-12/11:00 a.m. ET
Confirmation # 17040712

happening in the future, not only at the division level, OK, but also from the corporate level.  We have an individual that’s very strong in project management, that actually has taught project management at the college level, and we have him embedded in this process, to where large projects of this type, he will be handling with the project manager directly.  So you know, each job had maybe a different type of an issue, but overall it was basically that we have to improve the upfront managing of the project and coordinating with our vendors.

William Bremer:	OK, I realize you said it’s behind you. Will any of the effects impact the upcoming quarter?

Neal Murphy:
No.  No, I don’t – I don’t – these three jobs are some very minor close-out issues, but they won’t affect the financial results in the – in the next quarter, and the only reason I said essentially, Bill, was there’s just a – there’s a few close-out issues, but we’ve – we’ve considered all of them in our second quarter financial statements.

William Bremer:	OK, so do you expect the Pollution Control segment to sort of bounce back to historical margins in the back half?

Ray De Hont:
Oh, we think the Product Recovery/Pollution Control Technology group will be profitable this year, and we already see some improvement that you’re not seeing in the numbers, in our Strobic Air side of the business, and even on the MPEAS side.

William Bremer:	Do you expect top line in the back half to be stronger than the first half, in that segment?

Neal Murphy:	I tell you, if we – if we more broadly look from a Company perspective, yes, and to some degree, in that segment.

William Bremer:
OK.  Let’s go into Fluid Handling.  I believe the 28.4, that’s a record high in terms of operating margin for the segment, nicely done.  The $8.3 million though, I thought, you know, was a little bit below what I was looking for, and I want to call attention to the first quarter announcement of the six million dollar order for over 400 Fybroc pumps.  Can you give me a sense of how much of that particular order was realized this quarter?

MET-PRO CORPORATION
Moderator: Kevin Bittle
09-06-12/11:00 a.m. ET
Confirmation # 17040712

Neal Murphy:	The – it’s really straddling the second and third quarter, with I believe a little bit more in the third quarter.

William Bremer:	OK, so in the neighborhood of about, would you say a third, or higher than a third was realized this second quarter?

Ray De Hont:	I’d say roughly a third went in this first – in the second quarter.

William Bremer:
OK.  Good, OK.  My next question is on the G&A expense, nicely done there.  Has the company continued its restructuring or have there been any severance payments paid out, excluding the former CFO, at this point?

Neal Murphy:	No. Nothing of – nothing of any significance. We’re continuing to look across the organization for improvements, but there’s nothing to really point out in terms of unusual cost in the quarter.

William Bremer:
All right.  And my last question is really on your bookings.  Just so I get a sense, would it – would it be appropriate to ask if the bookings that are occurring now, are the margins there better than they were?

Neal Murphy:
Yes, I would say, if we look at our backlog, the bookings are much more in line, or our backlog is much more in line with historical levels, and as Ray pointed out, we expect our consolidated margins – consolidated gross margin – to bounce back quickly to more in line with historical levels.

William Bremer:	Right. OK, gentlemen, I’ll hop back in queue, thank you.

Ray De Hont:	Thank you.

Operator:	Your next question comes from the line of JinMing Liu.

JinMing Liu:	Good morning, gentlemen.

Ray De Hont:	Good morning.

JinMing Liu:	First of all, I may have missed this. How big were those three contracts, that they, you know, had a negative impact on your second quarter numbers?

MET-PRO CORPORATION
Moderator: Kevin Bittle
09-06-12/11:00 a.m. ET
Confirmation # 17040712

Neal Murphy:	They had a two million dollar impact on second quarter revenue.

JinMing Liu:	OK, and the – you mentioned that the – your total contracts was because want to penetrate new markets. Can you give me more color on that?

Ray De Hont:	Well, it was markets such as the alternative energy market, there were markets in the chemical processing, we wanted to penetrate further.

JinMing Liu:	OK.

Ray De Hont:	Those were the two main ones.

Neal Murphy:
Maybe to elaborate a bit on that, I think I mentioned in my comments, and then these three contracts came in at the growth profit line, 600,000 dollars below expectation.  So that – so we had – we had an expected margin on these contracts, that were, you know, a little lower than we would normally take for the strategic reasons that Ray alluded to.  But our real issue here was our execution on these three contracts.

Ray De Hont:	Yes, if we had executed properly, our gross margins would – gross margin dollar amount would have been up by 600,000, as Neal said, which we may not even be having this discussion at this point.

JinMing Liu:	OK, got that. The – regarding your – the two new contracts you announced recently, for the same Pollution Control segment, should we expect similar historical margins for those two contracts?

What I mean is –

Neal Murphy:
If you need it broadly, I’d like – rather than refer to any specific contract, I’d say that as we look at our backlog of $29 million, which a very substantial component is in the Pollution Control/Product Recovery, that backlog is much more in line with historic levels than with our second quarter performance.

JinMing Liu:	OK, thanks a lot.

Ray De Hont:	You’re welcome.

MET-PRO CORPORATION
Moderator: Kevin Bittle
09-06-12/11:00 a.m. ET
Confirmation # 17040712

Operator:	Your next question comes from the line of Frederick Brubaker.

Frederick Brubaker:	Good morning, guys.

Ray De Hont:	Good morning, Frederick.

Neal Murphy:	Good morning, Fred.

Frederick Brubaker:	Great job on the quarter in terms of some of these recent orders that have been announced, by the way.

Neal Murphy:	Thank you.

Ray De Hont:	Thank you.

Frederick Brubaker:
I guess I have a question for Ray.  I was hoping, Ray, that you could provide us maybe a bit of a narrative on where we are right now in the turnaround process for Product Recovery and Pollution Control.  As we think back to some of,  like the historical operating margins, in 2008, when you guys were running in the 12 to 13 percent range, where do we need to go from here to kind of get back up to that level?

Ray De Hont:
I think one of the things that we’re doing, we’re focusing real hard on our as sold margins.  On the front end, we’ve seen some good improvement in that area through our Strobic Air business unit.  We’re seeing some now with our MPEAS, and – because, you know, that’s where it all starts, right?  So we’re concentrating hard on that.  And we’ve taken steps to improve the execution as we go through, and some of the problems that we’ve seen this time around.

The organization, as far as involvement, we’ve made some – we’ve continued to push and pull on the organization.  I think we’ve made some good changes recently in the engineering project management area, and we’re continuing to push forward on the sales area.  So we’re pretty far along with that – can I say we’re 100 percent done, no.  I think we are still pushing it, but we’re far along as getting it organized in a way we want.

MET-PRO CORPORATION
Moderator: Kevin Bittle
09-06-12/11:00 a.m. ET
Confirmation # 17040712

Frederick Brubaker:
OK, and do you feel like some of the missteps on the three projects that you called out were mostly on the execution side, or is it as you pursue new markets, I mean could we – could we expect some more give-up in the margin as you pursue those new areas?

Ray De Hont:
We look at that very critically, as far as where – if we – if we’re going to go in at a margin that’s, let’s say, lower than the norm, we want to make sure that it’s not a one off.  We look at it and say, OK, is there potential for a lot of future business, and that’s where we – where we might cut a margin to get that, because we’re looking at building that business as we go forward.  We’ve done that previously in our Global Pump Solutions group.  When we started out in one industry, we started out very low, and it’s one of the biggest industries we play in, which was the aquarium industry.  And over time, as we built our reputation with those clients, we were able to improve our gross margins and profitability.

So we’re doing that.  I’m not saying we would do that on a wide basis, it’s going to be very selective, and where again, where we feel that it would improve future not only revenue growth but profit growth.

Frederick Brubaker:	OK, and what were those industries that you guys were pursuing in this quarter, with those – those contracts?

Ray De Hont:	I mentioned that we had – are you talking about the projects that we had the issues on?

Frederick Brubaker:	Right, that you – that you mentioned that you gave up a little bit on the margins, to pursue them.

Ray De Hont:
Right.  One was the aerospace, OK.  The other was – we had, I mentioned earlier, where it was the alternative fuels and alternative energy.  And then there was one where, on the metal finishing and plating industry, where we wanted to break in with the large customer.

Frederick Brubaker:	OK, all right. Great, thank you, guys.

MET-PRO CORPORATION
Moderator: Kevin Bittle
09-06-12/11:00 a.m. ET
Confirmation # 17040712

Neal Murphy:	Thank you.

Ray De Hont:	You’re welcome.

Operator:	There are no further questions at this time. I would like to now turn today’s call back over to Mr. De Hont for closing remarks.

Ray De Hont:
Thank you, Lashonda.  Once again, thank you for joining us this morning.  We hope we’ve been able to provide you with a useful update on Met-Pro’s progress and performance, but if you should have any questions, please feel free to contact either me or Neal.  Have a great day, everyone.

Operator:	This concludes today’s conference call. You may now disconnect.

END